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n Ernst & Young LLP
n Phone: (515) 43-2727
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Report of Independent Registered Public Accounting Firm
To the Board of Directors
Principal Global Investors
We have examined management's assertion, included in the accompanying Management's Assertion
On Compliance With Regulation AB Criteria for Capmark Finance, Inc., as Master Servicer, that
Principal Global Investors, LLC (the Company) complied with the servicing criteria set forth in
Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the commercial mortgage backed securities platform as of and for the year ended December 31, 2007, except for
1122 (d)(1)(ii) -(iii), 1122 (d)(3)(i) -(iv), 1122 (d)(4)(ix), and 1122 (d)(4)(xv), which the Company has determined are riot applicable to the activities performed by them with respect to the servicing platform covered by this report. See Attachment A of Management's Assertion On Compliance With
Regulation AB Criteria for Capmark Finance, Inc., as Master Servicer for the asset backed transactions covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the
American Institute of Certified Public Accountants, as adopted by the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculate d or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007, for the Commercial Mortgage
Backed Secur ities platform is fairly stated, in all material respects.
/s/ Ernst & Young LLP
February 19, 2008
0801- 0907451
A member firm of Ernst & Young Global Limited